Exhibit 99.1

January 30, 2018	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 13.7% INCREASE IN NET INCOME FOR 2017

Glen Head, New York, January 30, 2018 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the year ended December 31, 2017.  In the highlights that follow, all comparisons are of the current year or three-month period to the same period last year unless otherwise indicated.

FULL YEAR 2017 HIGHLIGHTS

•	Net Income increased 13.7% to $35.1 million from $30.9 million
•	EPS increased 6.7% to $1.43 from $1.34
•	Cash Dividends Per Share increased 5.5% to $.58 from $.55
•	Book Value Per Share increased 11.4% to $14.37 at 12/31/17 from $12.90 at 12/31/16
•	16.7% growth in the average balance of Loans
•	10.2% growth in the average balance of Noninterest-Bearing Checking Deposits
•	8.6% growth in the average balance of Total Deposits

FOURTH QUARTER HIGHLIGHTS

•	Net Income and EPS were $7.6 million and $.30, respectively
•	Net Income includes a loss of $1.3 million, or $.05 per share, on the sale of securities. The resulting proceeds were reinvested in higher yielding securities.
•	The Mortgage Loan Pipeline at quarter end was strong at $190 million
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

Analysis of 2017 Earnings

Net income for 2017 was $35.1 million, an increase of $4.2 million, or 13.7%, over 2016.  The increase is primarily attributable to increases in net interest income of $10.4 million, or 12.1%, and noninterest income, before securities gains and losses, of $1.2 million, or 15.8%.  The impact of these items was partially offset by securities losses of $1.9 million and increases in the provision for loan losses of $1.4 million, noninterest expense, before debt extinguishment costs, of $3.2 million, or 6.3%, and income tax expense of $840,000.

The increase in net interest income is mainly attributable to growth in average interest-earning assets of $335.6 million, or 10.4%, which was driven by an increase in the average balance of loans of $393.9 million, or 16.7%.  Although most of the loan growth occurred in residential and commercial mortgage loans, commercial and industrial loans also grew with an increase in average outstandings of $19.6 million, or 18.9%.  The growth in loans was funded mainly by growth in the average balances of noninterest-bearing checking deposits of $81.0 million, or 10.2%, interest-bearing deposits of $140.8 million, or 7.8%, short-term borrowings of $74.7 million and stockholders’ equity of $43.3 million, or 14.9%.  Also funding the growth in loans was a decrease in the average balance of taxable investment securities of $46.7 million, or 12.5%.

Substantial contributors to the growth in deposits were new branch openings, the Bank’s ongoing municipal deposit initiative and deposit promotions.  Substantial contributors to the growth in stockholders’ equity were net income, $35.3 million of capital raised in an underwritten public offering in the first half of 2016 and the ongoing issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan.  During 2017, shares issued under the Plan added $22.6 million to capital.   These sources of capital were partially offset by the declaration of cash dividends which amounted to $14.1 million.

Net interest income also benefitted from an improvement in the Bank’s net interest margin.  Net interest margin was 2.91% for 2017 as compared to 2.89% for 2016.  The increase in net interest margin is attributable to higher portfolio yields on loans and taxable securities partially offset by higher rates on deposits and borrowings.  The cost of deposits and borrowings has been driven up, by among other things, increases in the federal funds target rate.  The current level of net interest margin reflects the low interest rate environment that has persisted for an extended period of time.  Management anticipates that net interest margin may be difficult to maintain and could even decline and inhibit earnings growth.

The increase in noninterest income, before securities gains and losses, of $1.2 million, or 15.8%, is primarily attributable to increases in income from bank-owned life insurance (“BOLI”) of $530,000, service charges on deposit accounts of $126,000, checkbook income of $116,000 and Investment Management Division income of $90,000.  Also contributing to the increase in noninterest income were refunds of sales taxes, real estate taxes and telecommunications charges of $167,000.  Cash value accretion increased largely because of $25 million in BOLI purchased during the first quarter of 2017.  The increase in service charges on deposit accounts is due to higher overdraft and maintenance and activity charges resulting from, among other things, growth in the number of deposit accounts.  Growth in the number of deposit accounts and a reduction in fee waivers contributed to the increase in checkbook income. Investment Management Division income increased largely because equity market gains resulted in an increase in assets under management.

The increase in noninterest expense, before debt extinguishment costs, of $3.2 million, or 6.3%, is primarily attributable to increases in salaries of $2.0 million, or 9.2%, employee benefits expense of $261,000, or 3.8%, occupancy and equipment expense of $981,000, or 10.6%, and marketing expense of $390,000.  Also contributing to the increase was a valuation allowance of $725,000 recorded in the fourth quarter of 2017 on other real estate owned. The impact of these items was partially offset by decreases in consulting fees of $635,000, computer and telecommunications expense of $743,000 and FDIC insurance expense of $201,000.  The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments.  The increase in employee benefits expense resulted primarily from increases in group health insurance expense of $260,000, incentive compensation expense of $101,000 and payroll tax expense of $88,000, partially offset by a decrease in retirement plan expense of $257,000.  The increase in group health insurance expense resulted from increases in staff count and the rates being charged by insurance carriers and the decrease in retirement plan expense resulted from an increase in the discount rate and the favorable performance of plan assets.  The increase in occupancy and equipment expense is primarily due to the operating costs of new branches, a growth-related increase in depreciation on the Bank’s facilities and equipment and the cost of servicing equipment.  The increase in marketing expense is largely due to new branch and deposit account promotions.  The decrease in consulting fees is mainly due to a charge of $800,000 in the second quarter of 2016 for advisory services rendered in connection with renegotiating the Bank’s data processing contract.  The decrease in computer and telecommunications expense reflects the cost savings arising from this renegotiation.  The decrease in FDIC insurance expense is attributable to a lower FDIC assessment rate effective July 1, 2016, partially offset by a growth-related increase in the assessment base.

During the fourth quarter of 2017, the Bank sold approximately $88.6 million of mortgage-backed securities with a yield of 1.55% and an expected average life of 3.4 years and reinvested substantially all of the proceeds in mortgage-backed securities with a yield of 2.61% and an expected average life of 4.9 years.  The sale resulted in a pretax loss of $1.9 million and an after-tax loss of $1.3 million, or $.05 per share.  Due to changes in Federal tax law enacted in December 2017, most of the future incremental income will be taxed at a Federal tax rate of 21% while the $1.9 million pre-tax loss in 2017 will receive a Federal tax benefit at a rate of 35%.  Considering both the future incremental income on the replacement securities and the change in the federal tax rate effective in 2018, the payback period for the 2017 loss is approximately 1.7 years.  The securities loss negatively impacted 2017 ROA and ROE by 3 and 38 basis points, respectively.

During the first quarter of 2017, the Bank executed a deleveraging transaction.  This transaction involved the sale of approximately $40 million of mortgage-backed securities at a gain of $57,000 and use of the resulting proceeds to pay down short-term borrowings.  During the second quarter of 2016, the Bank executed a deleveraging transaction.  That transaction involved the sale of $40.3 million of mortgage-backed securities at a gain of $1,795,000 and the prepayment of $30 million of long-term debt at a cost of $1,756,000.  These deleveraging transactions were undertaken to eliminate inefficient leverage and accrete Tier 1 leverage capital.

The $1.4 million increase in the provision for loan losses in 2017 is mainly due to more loan growth, an increase in net chargeoffs of $448,000 from $679,000 in 2016 to $1,127,000 in 2017 and a decline in historical loss rates in 2016.  The impact of these items was partially offset by improved economic conditions in 2017 and a $510,000 decline in specific reserves on loans individually deemed to be impaired.  Net chargeoffs were driven higher in 2017 by an $820,000 chargeoff recorded on one commercial mortgage when the Bank took a deed-in-lieu of foreclosure.  Other real estate owned at year end 2017 consists solely of the property taken.  The Bank is currently in contract to sell this property for its carrying value of $5,125,000.  Specific reserves declined in 2017 almost entirely as a result of the collection in full of one impaired loan.

The $840,000 increase in income tax expense is due to higher pre-tax earnings in 2017 and a decline in income from tax-exempt securities.  Another important contributor to the increase in income tax expense is the fact that in 2017 the Corporation is subject to New York State and New York City taxes based on capital rather than business income and did not record the potential NYS and NYC tax benefits of deductible temporary differences.  The impact of these items was partially offset by a $909,000 credit to income tax expense in 2017 resulting from a reduction in the Corporation’s net deferred tax liability to reflect the recent changes in Federal tax law.  In addition, the Corporation realized higher tax benefits in 2017 from stock awards and BOLI.  The vesting and exercise of stock awards resulted in tax benefits over and above those accrued during the vesting period of $762,000 and $385,000 in 2017 and 2016, respectively.

Analysis of Earnings – Fourth Quarter 2017 Versus Fourth Quarter 2016

Net income for the fourth quarter of 2017 was $7.6 million, up slightly from $7.5 million in the same period last year.  The increase is primarily attributable to increases in net interest income and income from BOLI of $1.9 million and $188,000, respectively, and decreases in the provision for loan losses and income tax expense of $319,000 and $968,000, respectively.  These items were substantially offset by increases in salaries and occupancy and equipment expense of $536,000 and $380,000, respectively, and the aforementioned securities loss and valuation allowance of $1.9 million and $725,000, respectively.  The securities loss negatively impacted fourth quarter 2017 ROA and ROE by 13 and 141 basis points, respectively.  The decrease in the provision for loan losses was primarily driven by a decrease in specific reserves in the fourth quarter of 2017 of $821,000 versus an increase of $482,000 in the comparable 2016 period, as partially offset by higher net chargeoffs in the 2017 quarter and adjustments to qualitative factors used in determining the allowance for loan losses.  The decrease in income tax expense is attributable to lower pretax earnings in the fourth quarter of 2017 and the reasons for a decrease discussed above with respect to the full year periods.  Other fourth quarter variances occurred for substantially the same reasons discussed above with respect to the full year periods.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2017

Net income for the fourth quarter of 2017 was $1.8 million lower than the third quarter.  The decrease is primarily attributable to a decrease in net interest income of $303,000, an increase in the provision for loan losses of $529,000, higher marketing expenses in the fourth quarter of $102,000 and the aforementioned securities loss and valuation allowance of $1.9 million and $725,000, respectively.  The decrease in net interest income was driven mainly by a decline in prepayment penalties and late charges of $684,000.  The increase in the provision for loan losses was principally due to more loan growth and an increase in net chargeoffs of $820,000.  Partially offsetting these items was a decrease in income tax expense of $2.3 million mainly due to lower pretax earnings in the fourth quarter and the aforementioned credit to income tax expense of $909,000, as partially offset by the NYS and NYC tax items mentioned above.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased three basis points from 1.18% at December 31, 2016 to 1.15% at December 31, 2017.  The provision for loan losses was $4.9 million and $3.5 million in 2017 and 2016, respectively.  The provision in each period was mainly driven by loan growth.  The provision in 2017 was also driven by net chargeoffs as partially offset by an improvement in the local housing market and overall economic conditions and the decline in specific reserves.  The provision in 2016 was also impacted by net chargeoffs and a decline in historical loss rates.

The overall credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans amounted to $1.0 million, or .03% of total loans outstanding, at December 31, 2017, compared to $2.6 million, or .10%, at December 31, 2016.  The decrease is attributable to paydowns and loans returned to an accrual status based on the demonstrated ability of the borrowers to service their debt, as partially offset by three new nonaccrual loans.  Troubled debt restructurings amounted to

$1.0 million, or .04% of total loans outstanding, at December 31, 2017, representing a decrease of $498,000 from year-end 2016.  The decrease was primarily attributable to payoffs of two loans and paydowns on other loans.  Troubled debt restructurings at year-end include $785,000 that are performing in accordance with their modified terms and $100,000 that are nonaccrual and included in the aforementioned amount of nonaccrual loans.  Loans past due 30 through 89 days amounted to $2.8 million, or .09% of total loans outstanding, at December 31, 2017, compared to $1.1 million, or .04%, at December 31, 2016.  Management does not believe that the increase in loans past due 30 through 89 days is indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 74% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios were approximately 9.3%, 15.3%, 15.3% and 16.5%, respectively, at December 31, 2017.  The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

During the first quarter of 2017, the Corporation’s Board of Directors increased the amount of stock that an individual can purchase on a quarterly basis under the stock purchase component of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) from $50,000 to $75,000.  This change is providing additional capital that is being used to accommodate balance sheet growth.  Future levels of dividend reinvestment and stock purchases cannot be predicted with any degree of certainty.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system on Long Island and in the New York City boroughs of Queens and Brooklyn.  With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships.  Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact of the low rate environment on the Bank’s earnings.

The Bank achieved a significant milestone in December 2017 by opening its 50th branch in Astoria, Queens. The Bank’s growing branch distribution system consists of branches in Nassau and Suffolk Counties, Long Island and the New York City boroughs of Queens, Brooklyn and Manhattan.  The Bank expects to open three or four more branches in Queens and Brooklyn over the next twelve months and continues to evaluate sites for further branch expansion.  In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act was signed into law.  The most significant impact of the Act on the Corporation is a reduction in the federal corporate tax rate from 35% to 21% commencing in 2018.  Some of the other provisions affecting the Corporation are:

•	Advance refunding municipal bonds issued after December 31, 2017 will no longer be tax-exempt.
•	The Corporation will no longer be able to deduct any compensation in excess of $1 million paid to a named executive officer.
•	Certain entertainment expenses previously deductible at 50% are now disallowed.
•	Bonus depreciation is increased to 100% for qualified property placed in service after September 27, 2017 and before January 1, 2023, with phase downs over the next four years.
•	The immediate expensing of tangible property that qualifies as Internal Revenue Code Section 179 property is increased to $1 million with an increase of the phase-out threshold to $2.5 million.

The Corporation’s effective tax rate for 2017 is 22.0%.   Considering, among other things, the changes included in the Tax Cuts and Jobs Act, the Corporation currently expects that its effective tax rate for 2018 will be in the range of 14% to 16%.

Challenges We Face

Beginning in December 2015, there have been five twenty-five basis point increases in the federal funds target rate to its current level of 1.25% to 1.50%.  These increases have exerted upward pressure on non-maturity deposit rates and have caused these rates and overnight borrowing rates to move upward.  Further increases in the federal funds target rate are expected in the foreseeable future.  At the same time, the Bank generally lends and invests at a spread to intermediate and long-term interest rates which remain relatively low and without what management believes to be near term prospects for meaningful improvement.  This together with significant price competition for loans in the Bank’s marketplace have resulted in suboptimal investing and lending rates.  These factors are expected to continue to exert downward pressure on net interest margin.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight.  The markets expect that regulatory relief will be forthcoming, but the timing, magnitude and positive impact of any such relief are yet to be determined.  In the current environment, banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, cyber security and predatory sales practices.  Regulatory requirements and enhanced supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	12/31/17	12/31/16
	(dollars in thousands)
Assets:
Cash and cash equivalents	$69,672	$36,929

Investment securities:
Held-to-maturity, at amortized cost (fair value of $7,749 and $11,637)	7,636	11,387
Available-for-sale, at fair value	720,128	815,299
	727,764	826,686
Loans:
Commercial and industrial	109,623	126,038
Secured by real estate:
Commercial mortgages	1,193,007	1,085,198
Residential mortgages	1,558,564	1,238,431
Home equity lines	83,625	86,461
Consumer and other	5,533	9,293
	2,950,352	2,545,421
Allowance for loan losses	(33,784)	(30,057)
	2,916,568	2,515,364

Restricted stock, at cost	37,314	31,763
Bank premises and equipment, net	39,648	34,361
Bank-owned life insurance	59,665	33,097
Pension plan assets, net	19,152	17,316
Other assets	24,925	14,804
	$3,894,708	$3,510,320
Liabilities:
Deposits:
Checking	$896,129	$808,311
Savings, NOW and money market	1,602,460	1,519,749
Time, $100,000 and over	203,890	178,918
Time, other	119,518	101,739
	2,821,997	2,608,717

Short-term borrowings	281,141	207,012
Long-term debt	423,797	379,212
Accrued expenses and other liabilities	10,942	9,481
Deferred income taxes payable	2,381	68
	3,540,258	3,204,490
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares;
Issued and outstanding, 24,668,390 and 23,699,107 shares	2,467	2,370
Surplus	127,122	101,738
Retained earnings	224,315	203,326
	353,904	307,434
Accumulated other comprehensive income (loss), net of tax	546	(1,604)
	354,450	305,830
	$3,894,708	$3,510,320

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
	(dollars in thousands)
Interest and dividend income:
Loans	$97,027	$82,456	$25,217	$21,612
Investment securities:
Taxable	7,754	7,981	1,871	2,061
Nontaxable	13,484	13,686	3,372	3,430
	118,265	104,123	30,460	27,103
Interest expense:
Savings, NOW and money market deposits	7,113	5,344	2,139	1,511
Time deposits	5,479	5,107	1,493	1,197
Short-term borrowings	1,345	296	359	142
Long-term debt	7,772	7,255	2,069	1,797
	21,709	18,002	6,060	4,647
Net interest income	96,556	86,121	24,400	22,456
Provision for loan losses	4,854	3,480	1,651	1,970
Net interest income after provision for loan losses	91,702	82,641	22,749	20,486

Noninterest income:
Investment Management Division income	2,090	2,000	525	502
Service charges on deposit accounts	2,792	2,666	673	687
Net gains (losses) on sales of securities	(1,866)	1,868	(1,940)	—
Other	3,813	2,845	935	691
	6,829	9,379	193	1,880
Noninterest expense:
Salaries	24,159	22,116	6,215	5,679
Employee benefits	7,150	6,889	1,722	1,741
Occupancy and equipment	10,245	9,264	2,721	2,341
Debt extinguishment	—	1,756	—	—
Other	11,966	12,066	3,652	3,053
	53,520	52,091	14,310	12,814
Income before income taxes	45,011	39,929	8,632	9,552
Income tax expense	9,889	9,049	1,066	2,034
Net income	$35,122	$30,880	$7,566	$7,518

EARNINGS PER SHARE

(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
	(dollars in thousands, except per share data)

Net income	$35,122	$30,880	$7,566	$7,518
Income allocated to participating securities	128	127	27	28
Income allocated to common stockholders	$34,994	$30,753	$7,539	$7,490

Weighted average:
Common shares	24,219,813	22,745,967	24,586,980	23,663,336
Dilutive stock options and restricted stock units	255,333	271,929	260,135	289,910
	24,475,146	23,017,896	24,847,115	23,953,246
Per Share:
Basic EPS	$1.44	$1.35	$.31	$.32
Diluted EPS	1.43	1.34	.30	.31
Cash Dividends Declared	.58	.55	.15	.14

FINANCIAL RATIOS

(Unaudited)

ROA	.95%	.93%	.79%	.86%
ROE	10.51%	10.62%	8.52%	9.64%
Net Interest Margin	2.91%	2.89%	2.87%	2.89%
Dividend Payout Ratio	40.56%	41.04%	50.00%	45.16%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	12/31/17		12/31/16
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$2,594		$1,106
Past due 90 days or more and still accruing	—		621
Nonaccrual	900		1,770
	3,494		3,497
Troubled debt restructurings:
Performing according to their modified terms	785		757
Past due 30 through 89 days	162		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	100		788
	1,047		1,545
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	785		757
Past due 30 through 89 days	2,756		1,106
Past due 90 days or more and still accruing	—		621
Nonaccrual	1,000		2,558
	4,541		5,042
Other real estate owned, net of valuation allowance of $725	5,125		—
	$9,666		$5,042

Allowance for loan losses	$33,784		$30,057
Allowance for loan losses as a percentage of total loans	1.15%		1.18%
Allowance for loan losses as a multiple of nonaccrual loans	33.8	x	11.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Twelve Months Ended December 31,
	2017			2016
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$25,356	$281	1.11%	$32,711	$168.51%
Investment securities:
Taxable	327,491	7,473	2.28	374,199	7,813	2.09
Nontaxable (1)	461,149	20,744	4.50	465,457	21,056	4.52
Loans (1)	2,758,116	97,040	3.52	2,364,187	82,469	3.49
Total interest-earning assets	3,572,112	125,538	3.51	3,236,554	111,506	3.45
Allowance for loan losses	(32,022)			(28,238)
Net interest-earning assets	3,540,090			3,208,316
Cash and due from banks	31,555			30,450
Premises and equipment, net	36,279			31,597
Other assets	87,926			58,945
	$3,695,850			$3,329,308

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,635,044	7,113.44		$1,501,096	5,344.36
Time deposits	305,029	5,479	1.80	298,194	5,107	1.71
Total interest-bearing deposits	1,940,073	12,592.65		1,799,290	10,451.58
Short-term borrowings	132,137	1,345	1.02	57,395	296.52
Long-term debt	408,170	7,772	1.90	375,159	7,255	1.93
Total interest-bearing liabilities	2,480,380	21,709.88		2,231,844	18,002.81
Checking deposits	872,660			791,698
Other liabilities	8,722			14,960
	3,361,762			3,038,502
Stockholders' equity	334,088			290,806
	$3,695,850			$3,329,308
Net interest income (1)		$103,829			$93,504
Net interest spread (1)			2.63%			2.64%
Net interest margin (1)			2.91%			2.89%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange

Commission.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.  The Form 10-K  will be available through the Bank’s website at www.fnbli.com on or about March 16, 2018, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.